Exhibit 21

Storage USA, Inc.
Subsidiaries


All subsidiaries are organized under Tennessee law unless otherwise indicated.


Direct

Storage USA Trust (Maryland)
SUSA Partnership, L.P.
Huron Acquisition, Inc.

Indirect

SUSA Management, Inc.
441 Mini-Storage Partners, Ltd. (Florida)
Buzzman Partners I Ltd. Partnership (Pennsylvania)
Buzzman Partners II, Ltd. Partnership (Pennsylvania)
Clarendon Storage Associates Ltd Partnership (Virginia)
Cole/Morgan, Ltd
Dade County Mini-Storage Associates, Ltd. (Florida)
Parklawn Storage Partners, LP
Preston Self Storage, Ltd. (Texas)
Prospect Heights Self Storage, LLC (Illinois)
Southeast Mini-Storage Limited Partners (Florida)
Storage Partners of Okeechobee, Ltd (Florida)
Storage Partners of Paoli, LP
Storage USA Franchise Corp.
Storage USA of Palm Beach County Ltd. Partnership (Maryland)
Sunset Mini-Storage Partners, Ltd. (Florida)
SUSA Hackensack LP
SUSA Harrison LP
SUSA Hollywood, LP
SUSA Investments II, LLC (Virginia)
SUSA Investments I, LLC (Virginia)
SUSA Mesa L.P.
SUSA Nashville L.P.
SUSA Orange LP
SUSA Secaucus LP
SUSA/38th Avenue, Capitola LP (California)
SUSA/Poplar Partners, LP
Tamiami Mini-Storage Partners, Ltd. (Florida)
ABC Self Storage Limited Co.(New Mexico)
SUSA Mt. Vernon, LLC (New York)
SUSA Germantown, LP
SUSA Columbia, LP
SUSA Whitney Mesa, LP (Nevada)
Frankford Road Self Storage,  Ltd. (Texas)
Spring Creek Self Storage,  Ltd.  (Texas)
McNeil Drive Self Storage,  Ltd. (Texas)
SUSA Peachtree,  LLC (Virginia)
Storage Partners of West Colonial, LLC (Florida)
DMMJ Limited  Parnership  (Maryland)
River Road Limited  Partnership  (Maryland)
SUSA Brooklyn  John,  LP (New York)
SUSA  Brooklyn  Snyder,  LP (New York)
SUSA Long Island,  LP (New York)
Storage Partners of Egg Harbor,  LLC (New Jersey)
Storage Parnters of Eatontown, LLC (New Jersey)